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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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HAUPPAUGE, N.Y., September 23, 1998 -- Allied Digital Technologies Corp.
(AMEX: ADK) announced that at a special meeting of stockholders held today (September 23, 1998), the proposed merger of the Company and Analog Acquisition Corp. has been approved.

As previously announced, under the terms of the Merger Agreement, stockholders will receive $5.00 per share in cash, other than shares held by 399 Venture Partners, Inc. and certain management members which will be retained following the Merger. Following the Merger, the Company will no longer be publicly traded.

The Company currently expects that the Merger and related financings will be consumated on Thursday, September 24, 1998 or as soon as practicable thereafter, subject to fullfillment or waiver of the applicable conditions to the closing of the Merger.

Allied is one of the leading multimedia duplicators of CDs, CD-ROM, audiocassettes and videocassettes in the United States. It is a project management supplier capable of performing every phase of a job from concept designing to delivery of the finished product in any media format.

For information, contact:

Dick Gersh
Richard Gersh Associates, Inc.
(212) 757-1101